Exhibit 10.6
ADI Executive Performance Incentive Plan

On April 4, 2022, the Compensation Committee of the Board of Directors of Analog Devices, Inc. (the “Company”) approved the terms of the ADI Executive Performance Incentive Plan effective May 1, 2022. All executive officers and other senior management selected by the Chief Executive Officer will participate in the ADI Executive Performance Incentive Plan. Bonus payments under the ADI Executive Performance Incentive Plan are calculated and paid as follows:

1. Each participant’s Bonus Target is obtained by multiplying his or her Base Salary by his or her Individual Target Bonus Percentage:

•Base Salary – the individual’s base pay during the applicable bonus period.

•Individual Target Bonus Percentage — a percentage of the individual’s Base Salary, determined individually for each participant by the Compensation Committee up to 200%, in the Compensation Committee’s sole discretion.

2. Each participant’s Bonus Target is then multiplied by the Bonus Payout Factor. The Bonus Payout Factor is equal to (A) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s operating profit before tax (OPBT) as a percentage of revenue for the applicable quarter plus (B) 50% of the Bonus Payout Factor (as shown in the table below) based on the Company’s revenue growth for the applicable quarter compared to the same quarter in the prior fiscal year.1  For purposes of the Executive Performance Incentive Plan, revenue will be measured on a sell-in basis (commonly referred to as POA revenue). The calculations of revenue growth and OPBT as a percentage of revenue are adjustable by the Compensation Committee in its sole discretion to take account of special items, including but not limited to: restructuring-related expense, acquisition- or disposition-related items, non-recurring royalty payments or receipts, and other similar non-cash or non-recurring items. If OPBT is equal to or less than 40% of revenue for the applicable quarter, the Bonus Payout Factor shall be zero for that quarter, even if the Company has revenue growth for that quarter. The Bonus Payout Factor can range from 0% to 300%.

The following Bonus Payout Factor tables apply under the Executive Performance Incentive Plan:

ADI Bonus Plan Targets
OPBT		REVENUE
OPBT by Qtr.	Payout Factor	YTY Growth by Qtr.	Payout Factor
≤ 40.0%	0	≤ 0%	0
42.0%	1.0 x	8.0%	1.0 x
45.0%	2.0 x	15.0%	2.0 x
≥ 50.0%	3.0 x	≥ 22%	3.0 x
If OPBT <= 40% the entire bonus will pay at 0% regardless of revenue attainment

1 In order to facilitate a comparison of fiscal quarters for purposes of the revenue growth element of the plan, all 14-week quarters will be normalized to a 13-week quarter.

The Bonus Payout Factor is determined quarterly and will be linearly interpolated between the values specified in the tables above. For example, if OPBT for a quarter is 43.5% of revenue (which would result in a Bonus Payout Factor of 150% for that element) and revenue growth for the quarter compared to the same quarter in the prior fiscal year was 4.0% (which would result in a Bonus Payout Factor of 50% for that element), then the Bonus Payout Factor for the quarter would be 100% which is the sum of 50% of the OPBT payout factor of 150% and 50% of the revenue growth payout factor of 50%. The Bonus Payout Factor is calculated in the same manner under the Company’s ADI Corporate Bonus Plan for all eligible employees.

A participant’s bonus for a quarter shall be equal to the product obtained by multiplying a participant’s Bonus Target for the quarter by the Bonus Payout Factor for that quarter. Each participant’s Bonus Payment can range from zero to three times his or her Bonus Target.

3.     The ADI Executive Performance Incentive Plan is a discretionary plan, and the Compensation Committee reserves the right to modify it or reduce a Bonus Payout Factor (including the right not to make bonus payments at all) or terminate it at any time, with or without notice, subject to and in accordance with applicable local law. This Plan remains in effect until otherwise changed, amended, suspended, or terminated by the Company in accordance with applicable law.

4. Bonus payments, if any, under the ADI Executive Performance Incentive Plan will be calculated at the end of each fiscal quarter and distributed after the fiscal second quarter on or before June 30 and fiscal fourth quarter on or before December 31.

5. Participants are eligible for a bonus payment if they are actively employed by the Company on the applicable bonus payment date. This means, any bonus payment is not earned until the payout date, which is determined by the Compensation Committee, at its sole discretion. Bonus payments, if any, are prorated based on start date.

       6. If the Company is required pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or otherwise by applicable law or regulation to develop and implement a policy providing for the recovery from a participant of any payment under the Executive Performance Incentive Plan, the payment will be subject to recovery in accordance with such clawback policy.